Exhibit 99-B.8.31

                    AMENDMENT TO FUND PARTICIPATION AGREEMENT


       This Amendment is made as of January 2, 1995, between Janus Capital Corporation, a Colorado corporation ("Janus"), and Aetna Life Insurance and Annuity Company, a Connecticut life insurance company (the "Company").


                                   BACKGROUND


       A. Janus and the Company are parties to a Fund Participation Agreement dated May 11, 1994 (the "Agreement").

       B. The parties wish to amend the Agreement as set forth below.


                                    AMENDMENT

       For good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

       1. Exhibit B of the Agreement shall be deleted and replaced with the attached.

       2. The Agreement, as supplemented by this Amendment, is ratified and confirmed.

       3. This Amendment may be executed in two or more counterparts which together shall constitute one instrument.



JANUS SERVICE CORPORATION                        AETNA LIFE INSURANCE AND
                                                 ANNUITY COMPANY

By:    /s/  Stephen L. Stieneker                 By:    /s/  Laura R. Estes
       -----------------------------                    ------------------------
Name:  Stephen L. Stieneker                      Name:  Laura R. Estes
       -----------------------------                    ------------------------
Title: Assistant Vice President                  Title: Senior Vice President
       -----------------------------                    ------------------------

                                                           Date: January 2, 1995

                            AMENDED EXHIBIT B TO THE
                          FUND PARTICIPATION AGREEMENT


Janus Funds:
------------

       Janus Fund
       Janus Balanced Fund
       Janus Flexible Income Fund
       Janus Worldwide Fund